NEWS RELEASE
COMPUWARE CORPORATION                                           [LOGO] COMPUWARE
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Corporate Headquarters
One Campus Martius o Detroit, MICHIGAN 48226
(313) 227-7300

For Immediate Release
July 12, 2004

          Compuware Corporation Announces Preliminary Financial Results

DETROIT--July 12, 2004--Compuware Corporation (NASDAQ: CPWR) today announced preliminary financial results for its quarter ended June 30, 2004. Compuware estimates its fiscal 2005 first quarter revenues will be approximately $286 million. The company expects earnings for the quarter to be break-even.

The company expects software new license revenue to be approximately $54 million. Maintenance revenue is expected to be approximately $103 million. Compuware expects revenue from professional services to be about $129 million.

"We did not meet street estimates for Q1 earnings due to lower than expected new software license sales," said Compuware Chairman and CEO Peter Karmanos, Jr. "Regardless of this start, I remain extremely confident that Compuware will achieve the full-year guidance we provided on our most recent conference call."

Compuware will announce final results for its fiscal 2005 first quarter on July 22, 2004.

Compuware Corporation

Compuware Corporation (NASDAQ: CPWR) is a world leader in delivering software and services that enable businesses to manage their enterprises and maximize the value of their IT assets. Compuware solutions accelerate the development, improve the quality and enhance the performance of business-driving applications. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com/.

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Press Contact

Lisa Elkin, Vice President, Communications and Investor Relations,
+1-313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.